EXHIBIT 5.1

[Letterhead of Akin Gump Strauss Hauer & Feld LLP]

November 30, 2005

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Re: The Wet Seal, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of 12,500,000 shares of the Company’s Class A common stock, par value $0.10 per share (“Common Stock”) issued or to be issued under The Wet Seal, Inc. 2005 Stock Incentive Plan (the “Plan”), including 10,050,000 Common Shares offered for sale by the selling stockholders listed in the reoffer prospectus contained in the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement has become effective under the Act and (i) with respect to the shares of common stock that have not been issued under the Plan, when such shares have been issued, sold and delivered in compliance with the Plan and applicable federal and state securities laws and in the manner described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable and (ii) with respect to the previously issued shares of Common Stock, such shares are duly authorized, validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

The Wet Seal, Inc.

November 30, 2005

B. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP